Exhibit 99.2

Audited Consolidated Financial Statements of MGHC Holding Corporation for Each of the Years in the Three-Year Period Ended December 31, 2011 and as of January 1, 2011 and December 31, 2011, and Unaudited Consolidated Financial Statements of MGHC Holding Corporation for the Thirteen Weeks Ended April 2, 2011 and March 31, 2012 and as of March 31, 2012

Independent Auditor’s Report

To the Board of Directors and Stockholders

MGHC Holding Corporation and Subsidiaries

Dallas, Texas

We have audited the accompanying consolidated balance sheets of MGHC Holding Corporation and Subsidiaries as of January 1, 2011 and December 31, 2011, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the three fiscal years in the period ended December 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MGHC Holding Corporation and Subsidiaries as of January 1, 2011 and December 31, 2011, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Dallas, Texas

June 29, 2012

MGHC Holding Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	January 1,	December 31,	March 31,
	2011	2011	2012
			(unaudited)
ASSETS

Current assets:
Accounts receivable, less allowance for doubtful accounts of $251, $50 and $49, respectively	$2,229	$3,051	$2,969
Inventories	8,928	4,452	4,787
Prepaid rent	—	2,533	2,428
Prepaid expenses	1,142	1,043	806
Total current assets	12,299	11,079	10,990

Property and equipment, net	5,860	2,995	2,854
Other assets, net	2,292	2,211	2,265
Goodwill	25,328	22,766	22,766
Intangible assets	46,989	18,863	18,863

Total assets	$92,768	$57,914	$57,738

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	$519	$449	$449
Bank overdraft	1,835	3,383	2,482
Accounts payable	18,445	14,115	13,586
Accrued expenses and other current liabilities	7,500	5,897	4,467
Customer deposits	2,439	1,710	1,355
Total current liabilities	30,738	25,554	22,339

Deferred rent	7,979	4,009	3,759
Deferred income taxes	16,860	12,271	12,271
Long-term debt, less current portion	58,751	19,977	23,616
Other noncurrent liabilities	644	1,386	1,352
Total liabilities	114,972	63,197	63,337

Commitments and contingencies (Note 9)

Stockholders’ deficit:
Common stock, $.001 par value, authorized 20,000,000 shares as of January 1, 2011 and 3,000,000 shares as of December 31, 2011 and March 31, 2012; issued and outstanding 16,937,200 as of January 1, 2011, 1,722,500 as of December 31, 2011 and March 31, 2012,	17	2	2
Additional paid-in capital	147,111	189,430	189,492
Accumulated deficit	(169,332)	(194,715)	(195,093)
Total stockholders’ deficit	(22,204)	(5,283)	(5,599)

Total liabilities and stockholders’ deficit	$92,768	$57,914	$57,738

See Notes to Consolidated Financial Statements.

MGHC Holding Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands)

				Thirteen Weeks Ended
	Fiscal	Fiscal	Fiscal	April 2,	March 31,
	2009	2010	2011	2011	2012
				(unaudited)	(unaudited)

Net sales	$142,251	$147,667	$128,155	$33,855	$31,825
Cost of sales	107,120	113,425	93,405	24,591	22,791

Gross profit	35,131	34,242	34,750	9,264	9,034

Sales and marketing expenses	32,180	34,705	27,683	6,333	6,655
General and administrative expenses	17,279	14,001	12,627	3,630	2,911
Intangible asset impairment charge	—	—	19,049	—	—
Loss on store closings and impairment of store assets	—	720	546	179	—
Total operating expenses	49,459	49,426	59,905	10,142	9,566

Loss from operations	(14,328)	(15,184)	(25,155)	(878)	(532)

Other income (expense):
Gain on debt restructuring	30,691	—	—	—	—
Interest income	7	—	—	—	1
Interest expense	(9,574)	(295)	(365)	(82)	(97)
Miscellaneous income, net	222	79	95	65	182

Other income (expense), net	21,346	(216)	(270)	(17)	86

Income (loss) from continuing operations before provision for (benefit from) income taxes	7,018	(15,400)	(25,425)	(895)	(446)

Provision for (benefit from) income taxes	(1,019)	64	(6,717)	34	33

Income (loss) from continuing operations	8,037	(15,464)	(18,708)	(929)	(479)

Income (loss) from discontinued operations, net of tax expense of $0 in fiscal 2009, fiscal 2010 and for the thirteen weeks ended April 2, 2011 and March 31, 2012, and $2,277 in fiscal 2011.	(3,973)	(4,436)	(6,675)	(1,080)	101

Net income (loss)	$4,064	$(19,900)	$(25,383)	$(2,009)	$(378)

See Notes to Consolidated Financial Statements.

MGHC Holding Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Deficit

(In thousands, except for share amounts)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 27, 2008	10,164,571	$101,646	$6,562	$(153,496)	$(45,288)

Reverse stock split	(10,164,561)	(101,646)	101,646	—	—

Stock option expense	—	—	1,718	—	1,718

Issuance of stock	16,937,190	17	16,920	—	16,937

Related party debt extinguishment	—	—	20,265	—	20,265

Net income	—	—	—	4,064	4,064

Balance, December 26, 2009	16,937,200	17	147,111	(149,432)	(2,304)

Net loss	—	—	—	(19,900)	(19,900)

Balance, January 1, 2011	16,937,200	17	147,111	(169,332)	(22,204)

Cancellation of outstanding stock	(16,937,200)	(17)	17	—	—

Issuance of new stock	1,322,500	2	13,223	—	13,225

Related party debt extinguishment in exchange for stock and warrants	400,000	—	28,898	—	28,898

Stock option expense	—	—	181	—	181
					—
Net loss	—	—	—	(25,383)	(25,383)

Balance, December 31, 2011	1,722,500	2	189,430	(194,715)	(5,283)

Stock option expense (unaudited)	—	—	62	—	62

Net loss (unaudited)	—	—	—	(378)	(378)

Balance, March 31, 2012 (unaudited)	1,722,500	$2	$189,492	$(195,093)	$(5,599)

See Notes to Consolidated Financial Statements.

MGHC Holding Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

				Thirteen Weeks Ended
	Fiscal	Fiscal	Fiscal	April 2,	March 31,
	2009	2010	2011	2011	2012
				(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$4,064	$(19,900)	$(25,383)	$(2,009)	$(378)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,829	3,683	2,061	925	300
Impairment losses	—	1,067	19,187	—	—
Loss on disposal of discontinued operations	—	—	3,450	—	—
Deferred income taxes	463	(76)	(5,973)	—	—
Stock compensation expense	1,718	—	181	—	62
Amortization of deferred financing fees	673	—	68	12	18
Interest converted to subordinated debt	6,760	—	—	—	—
Gain on debt restructuring	(30,691)	—	—	—	—
Changes in:
Accounts receivable	1,714	3,473	259	(711)	82
Inventories	(909)	9,433	904	475	(335)
Prepaid rent	—	—	(2,533)	(4,087)	105
Prepaid expenses	4,927	321	(141)	(65)	151
Accounts payable	8,634	745	(4,330)	(6,050)	(529)
Accrued expenses and other liabilities	162	837	(2,222)	(1,439)	(1,452)
Customer deposits	(166)	429	(729)	(21)	(355)
Receivable for income taxes	(1,583)	1,583	—	—	22
Deferred rent	(146)	324	(2,299)	(846)	(250)
Vendor advances	(2,803)	(51)	1,058	1,292	(25)
Net cash provided by (used in) operating activities	(2,354)	1,868	(16,442)	(12,524)	(2,584)

Cash flows from investing activities:
Change in other assets	(1,304)	811	86	28	(3)
Purchase of property and equipment	(710)	(664)	(691)	(79)	(152)
Proceeds from sale of discontinued operations	—	—	12,470	—	—
Net cash provided by (used in) investing activities	(2,014)	147	11,865	(51)	(155)

Cash flows from financing activities:
Capital contribution from stock issuance	12,000	—	13,225	13,125	—
Debt restructuring fees	(1,181)	—	(392)	(368)	—
Payments on term loan	(4,371)	(849)	(3,904)	(96)	(60)
Change in bank overdraft	(4,119)	(996)	1,548	3,314	(901)
Borrowings from revolver	36,968	78,835	65,375	18,400	13,100
Payments on revolver	(34,929)	(79,005)	(71,275)	(21,800)	(9,400)
Net cash provided by (used in) financing activities	4,368	(2,015)	4,577	12,575	2,739

Net change in cash	—	—	—	—	—
Cash, beginning of period	—	—	—	—	—
Cash, end of period	$—	$—	$—	$—	$—

Supplemental disclosures of cash flow information:
Total income taxes paid (refunded), net	$128	$(1,436)	$135	$(8)	$13
Total interest paid	$2,200	$454	$588	$104	$101

Noncash investing and financing activities:
Debt to equity conversion	$4,937	$—	$4,919	$4,919	$—
Related party debt extinguishment	$20,678	$—	$24,121	$24,121	$—

See Notes to Consolidated Financial Statements.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.                    Description of Business and Organization

Description of Business

MGHC Holding Corporation (MGHC or Holding Corporation) is a Delaware corporation formed on June 13, 2006, and the parent of Mattress Giant Acquisition Corporation, a retailer of specialty bedding and related furniture items operating 194 stores throughout the United States under the name “Mattress Giant”.  MGHC was majority owned by funds controlled by Freeman Spogli Equity Partners V, Limited Partnership (Freeman Spogli) (see Note 13).  MGHC and its subsidiaries are collectively referred to herein as the “Company”.

Note 2.                    Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of MGHC Holding Corporation and its subsidiaries.  Intercompany balances and transactions have been eliminated in consolidation.

Fiscal Period

The fiscal period of the Company is based on a 52 or 53-week calendar, which ends on the Saturday closest to December 31.  The fiscal years ended December 26, 2009 (fiscal 2009), January 1, 2011 (fiscal 2010) and December 31, 2011 (fiscal 2011) were 52, 53 and 52-week periods, respectively.

Unaudited Interim Financial Information

The accompanying consolidated balance sheet as of March 31, 2012 and the consolidated statements of operations and cash flows for the thirteen-week periods ended April 2, 2011 and March 31, 2012 and the consolidated statement of stockholders’ deficit for the thirteen weeks ended March 31, 2012 are unaudited.  The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the thirteen-week periods ended April 2, 2011 and March 31, 2012.  The financial data and the other information disclosed in these notes to the consolidated financial statements related to the thirteen-week periods are unaudited.  The results of the thirteen weeks ended April 2, 2011 and March 31, 2012 are not necessarily indicative of the result to be expected for the fiscal year ending December 30, 2012 or for any other interim period or other future year.

Business Concentrations

In fiscal 2009, 2010 and 2011, merchandise purchased from the Company’s top six vendors represented approximately 92%, 96% and 94% of Company purchases, respectively.  The Company expects to continue to obtain a significant percentage of its merchandise from these vendors in future periods.  While the Company generally considers its relationships satisfactory, given the significant concentration of its purchases from a few key vendors, its access to merchandise that is considered appropriate for its stores may be subject to the policies and practices of these key vendors.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period.  The principal estimates used in the preparation of these financial statements are allowances for bad debts and inventory valuation, impairment of long-lived assets and goodwill, and self-insurance reserves.  Actual results could differ from those estimates and are reported in the period they become known.

Accounts Receivable

Accounts receivable consist primarily of allowances due from vendors, credit card processors and trade receivables.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable, and is based on historical experience and other currently available evidence.  Historically, the Company has not experienced significant losses related to its accounts receivable.  Collateral is generally not required and interest is not charged on past due accounts.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories are accounted for at the lower of cost, using the first-in, first-out (FIFO) method, or market.  All inventories are goods held for resale.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives or the related lease terms (in the case of leasehold improvements), if shorter.  When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period.  The cost of maintenance and repairs is charged to expense as incurred, whereas significant renewals and improvements are capitalized.

Leasehold Interests

The Company has favorable and unfavorable leasehold interests subject to amortization over periods of 3 to 7 years.  Favorable leasehold interests are included in intangible assets and were fully amortized as of January 1, 2011.  Unfavorable leasehold interests are included in other noncurrent liabilities and have a net carrying amount of approximately $349,000 and $36,000 as of January 1, 2011 and December 31, 2011, respectively.  Amortization expense for favorable leasehold interests was approximately $1,134,000 and $480,000 for fiscal 2009 and 2010, respectively.  For unfavorable leasehold interests the amortization was approximately $315,000, $271,000 and $152,000 in fiscal 2009, 2010 and 2011, respectively.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets

Impairment of long-lived assets, other than goodwill and assets with indefinite lives, is evaluated under Accounting Standards Codification (ASC) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.  If the carrying value of the related asset exceeds the undiscounted cash flows, the carrying value is reduced to its fair value.  Various factors, including future sales growth and profit margins, are included in this analysis.  If the estimated future cash flows are less than the carrying value of the assets, an impairment charge is recorded equal to the difference between the asset’s fair value and carrying value.  The Company tests long-lived assets when events and circumstances indicate that the carrying value of these assets may exceed their current fair value.  Since the projection of future cash flows involves judgment and estimates, differences in circumstances or estimates could produce different results (see Note 8).

Goodwill and Other Intangible Assets

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase business combination.  In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired.  An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.  This determination is made at the reporting unit level and consists of two steps.  First, the Company determines the fair value of a reporting unit and compares it to its carrying amount.  Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.  The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with the accounting for business combinations.  The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.  The Company performs its annual impairment test at the end of their fiscal year for each of its reporting units.  No goodwill impairment was recorded during fiscal 2009, 2010 or 2011.  During fiscal 2011, the Company reduced the carrying value of goodwill by approximately $2,562,000 as a result of the sale of its operations in certain markets (see Note 3).

The Company’s intangible assets consist of trade names, which are not subject to amortization (indefinite lives).  The impairment test for indefinite lived intangibles consists of a comparison of the fair value of the intangible asset with its carrying value.  If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.  The estimates of fair value of intangible assets not subject to amortization are determined using a discounted cash flow valuation methodology.  Significant assumptions are inherent in this process, including estimated discount rates.  Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.  No impairment of indefinite lived intangibles was recorded during fiscal 2009 or 2010.  During fiscal 2011, the Company recorded approximately $19,049,000 related to the impairment of its trade names.  During fiscal 2011, the Company reduced the value of its trade names by approximately $9,077,000 as a result of the sale of its operations in certain markets (see Note 3).

Customer Deposits

Customer deposits consist of amounts paid by customers as deposits for layaway sales or for items that have not yet been delivered.  Generally, goods are delivered to the customer within one week of payment.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Deferred Rent

The Company’s leases for office space, retail stores and distribution facilities are accounted for as operating leases.  Rent expense is recognized on a straight-line basis from the date the Company takes possession of the property to begin preparation of the site for occupancy to the end of the lease term, including renewal options determined to be reasonably assured.  Certain lease agreements provide for tenant improvement allowances from landlords for construction of leasehold improvements for new stores.  The Company capitalizes these leasehold improvements and separately records allowances received from landlords as a deferred lease credit to deferred rent on the consolidated balance sheet that is amortized on a straight-line basis over the lease term as a reduction of rent expense, which is consistent with the amortization period for the constructed assets.  Certain leases provide for contingent rents that are determined as a percentage of revenues in excess of specified levels.  The Company records a contingent rent liability along with the corresponding rent expense when specified levels have been achieved or when management determines that achieving the specified levels during the fiscal year is probable.

Income Taxes

Income taxes are accounted for under the asset and liability method.  A current or deferred tax liability or asset is recognized for the tax consequences of all events recognized in the financial statements, measured by applying the provisions of presently enacted tax laws and rates to the temporary difference between the tax basis of an asset or liability and its reported amount in the financial statements.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates on the date of enactment.

On December 28, 2008, the Company adopted ASC 740-10, Accounting for Uncertainty in Income Taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.  The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes and accounting interim periods.  The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties as part of income tax expense.  During the year ended December 31, 2011, the Company did not incur any interest and penalties.  With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2007.

Income tax expense during interim periods is based on the estimated annual effective income tax rate plus any discrete items which are recorded in the period in which they occur.

Net Sales

Sales revenue, including fees collected for delivery services, is recognized upon delivery and acceptance of mattresses and bedding products by the Company’s customers and is recorded net of estimated returns.  Customer deposits collected prior to the delivery of merchandise are recorded as a liability.  Net sales are recognized net of sales tax collected from customers and remitted to various taxing jurisdictions.

Cost of Sales, Sales and Marketing and General and Administrative Expense

The following summarizes the primary costs classified in each major expense category.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Cost of sales:

•                  Costs associated with purchasing and delivering products to the stores and customers, net of vendor incentives earned on the purchase of products;

•                  Physical inventory losses;

•                  Store and warehouse occupancy and depreciation expense of related facilities and equipment;

•                  Store and warehouse operating costs, including warehouse labor costs and utilities, repairs and maintenance and supplies costs of warehouse and store facilities; and

•                  Costs to provide for customer returns and exchanges and to service customer warranty claims.

Sales and marketing expenses:

•                  Advertising and media production;

•                  Payroll and benefits for sales associates; and

•                  Merchant service fees for customer credit and debit card payments, check guarantee fees and promotional financing expense.

General and administrative expenses:

•                  Payroll and benefit costs for corporate office and regional management employees;

•                  Stock-based compensation costs;

•                  Occupancy costs of corporate facility;

•                  Information systems hardware, software and maintenance;

•                  Depreciation related to corporate assets;

•                  Insurance; and

•                  Other overhead costs.

Advertising Costs

The Company incurs advertising costs associated with print and broadcast advertisements.  Such costs are expensed as incurred except for media production cost, which are deferred and charged to expense in the period that the advertisement initially appears.  The Company records advertising funds received from vendors related to holiday-specific or event-specific promotions as a reduction of advertising expense.  Net advertising expenses were approximately $10,608,000, $10,554,000 and $8,573,000 for fiscal 2009, 2010 and 2011, respectively, and $882,000 and $1,219,000 for the thirteen weeks ended April 2, 2011 and March 31, 2012, respectively.

Vendor Allowances

Vendor allowances are received by the Company from its vendors through a variety of programs and arrangements, including purchase discounts, purchase rebates, volume rebates, new store credits, floor sample discounts and purchase price protections.  Purchase rebates, volume rebates, floor sample discounts and purchase price protections are recorded as a reduction of the inventory cost and included as a reduction of cost of sales when the related inventory is sold.  New store credits are recorded as a reduction of cost of sales over the contractual term of the agreement, if a formal agreement exists, or 12 months, if no formal agreement exists.  At January 1, 2011, December 31, 2011 and March 31, 2012, the Company had amounts receivable through such programs totaling approximately $417,000, $236,000 and $408,000, respectively, that were included in accounts receivable.  Advanced payments from vendors are included in accrued expenses and other noncurrent liabilities totaling approximately $295,000, $1,351,000 and $1,325,000 as of January 1, 2011, December 31, 2011 and March 31, 2012, respectively.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Share-Based Compensation Expense

ASC 718-10, Share-Based Payment, requires all share-based payments to employees to be recognized in the financial statements as compensation expense based on their fair values using an option-pricing model, such as the Black-Scholes model, at the date of grant.  The Company recognizes compensation expense on a straight-line basis over the vesting period or to the date a participant becomes eligible for retirement, if earlier.

Store Opening Costs

Store opening costs are expensed as incurred.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued updated accounting guidance related to fair value measurements and disclosures that result in common fair value measurements and disclosures between U.S. GAAP and International Financial Reporting Standards.  This guidance includes amendments that clarify the application of existing fair value measurement requirements, in addition to other amendments that change principles or requirements for measuring fair value and for disclosing information about fair value measurements.  This guidance is effective for annual periods beginning after December 15, 2011.  The adoption of this guidance is not expected to have a material effect on the Company’s consolidated financial statements.

In September 2011, the FASB issued guidance to amend and simplify the rules related to testing goodwill for impairment.  The revised guidance allows an entity to make an initial qualitative evaluation, based on the entity’s events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  The results of this qualitative assessment determine whether it is necessary to perform the currently required two-step impairment test.  The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3.       Discontinued Operations

On November 15, 2011, the Company sold the assets associated with its operations in St. Louis, Minneapolis and Atlanta including 55 stores and three distributions centers.  On December 29, 2011, the Company sold the assets associated with its operations in the northeastern United States which included 68 stores and two distribution centers.  Results from these markets are classified as discontinued operations.  In accordance with ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, the operating results of the stores closed and available for sale for all years presented has been reported as discontinued operations as follows (amounts in thousands):

				Thirteen Weeks Ended
	Fiscal	Fiscal	Fiscal	April 2,	March 31,
	2009	2010	2011	2011	2012
				(unaudited)	(unaudited)

Results of discontinued operations, net of tax expense of $0 tax in fiscal 2009, 2010 and the thirteen weeks ended April 2, 2011 and March 31, 2012 and $893 tax in fiscal 2011	$(3,973)	$(4,436)	$(3,225)	$(1,080)	$101

Loss on disposal of assets, net of tax expense of $1,384 in fiscal 2011	—	—	(3,450)	—	—

Total income (loss) from discontinued operations, net of tax expense of $0 in fiscal 2009, 2010 and the thirteen weeks ended April 2, 2011 and March 31, 2012 and $2,277 in fiscal 2011	$(3,973)	$(4,436)	$(6,675)	$(1,080)	$101

Total revenue generated by the discontinued markets was approximately $85,471,000, $81,215,000 and $62,101,000 for fiscal 2009, 2010 and 2011, respectively, and $17,001,000 and $248,000 for the thirteen weeks ended April 2, 2011 and March 31, 2012, respectively.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4.                    Property and Equipment, Net

Property and equipment, net at January 1, 2011 and December 31, 2011 consist of the following (amounts in thousands):

		Fiscal	Fiscal
	Useful Lives	2010	2011

Leasehold improvements	5 - 10 years	$13,716	$8,878
Store fixtures, equipment and furnitures	5 - 10 years	4,020	2,434
Computers and related equipment	3 years	1,700	1,151
Trucks and autos	3 years	436	195
		19,872	12,658
Less accumulated depreciation and amortization		(14,012)	(9,663)

Property and equipment, net		$5,860	$2,995

Depreciation expense was approximately $3,751,000, $3,324,000 and $2,152,000 in fiscal 2009, 2010 and 2011, respectively, and $935,000 and $293,000 for the thirteen weeks ended April 2, 2011 and March 31, 2012, respectively.

Note 5.                    Other Assets

Other assets at January 1, 2011 and December 31, 2011 consist of the following (amounts in thousands):

		Fiscal	Fiscal
	Useful Lives	2010	2011

Deposits		$2,214	$1,963
Deferred financing cost	3 - 4 years	—	250
Other assets	3 - 5 years	966	1,013
		3,180	3,226
Less accumulated amortization		(888)	(1,015)

Other assets, net		$2,292	$2,211

The Company capitalizes costs incurred in connection with the issuance of its long-term debt and the revolving credit facility and amortizes those costs over the life of the related debt instrument.  Amortization of deferred financing fees, which totaled $673,000, $0, and $68,000 during fiscal 2009, 2010 and 2011, respectively, is recorded as interest expense on the accompanying consolidated statements of operations.  Effective July 17, 2009, deferred financing fees of approximately $2,905,000 were written off against the “Gain on debt restructuring” in the consolidated statement of operations in connection with the debt restructuring (see Note 7).

Additional amortization expense of other assets was approximately $259,000, $150,000 and $61,000 for fiscal 2009, 2010 and 2011, respectively.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6.                    Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities at January 1, 2011 and December 31, 2011 consist of the following (amounts in thousands):

	Fiscal	Fiscal
	2010	2011

Accrued payroll and employee benefits	$2,773	$2,182
Accrued interest	87	60
Accrued taxes, other than income taxes	1,587	964
Accrued advertising	403	35
Accrued merchandise payable	1,372	811
Rent reductions	445	416
Other accrued expenses and liabilities	833	1,429

	$7,500	$5,897

Note 7.                    Long-Term Debt

Long-term debt at January 1, 2011 and December 31, 2011 consists of the following (amounts in thousands):

	Fiscal	Fiscal	March 31,
	2010	2011	2012
			(unaudited)

Senior debt:
Revolving credit facility	$6,100	$200	$3,900
Term loan - principal plus paid-in-kind interest	20,785	18,415	18,654
Term loan carrying value under ASC 470-60	3,345	1,811	1,511
Subordinated debt:
Mezzanine loan - principal plus paid-in-kind interest	23,374	—	—
Mezzanine loan carrying value under ASC 470-60	5,666	—	—
	59,270	20,426	24,065
Less current portion	(519)	(449)	(449)

Long-term portion	$58,751	$19,977	$23,616

2009 Restructuring

During fiscal 2009, the Company violated certain debt covenants; therefore, on July 17, 2009, the Company entered into amendments with their senior and subordinated lenders.  Since the lenders granted concessions resulting in lower effective borrowing rates, the changes to each debt facility were considered under ASC 470-60, Troubled Debt Restructurings by Debtors.  The total fees paid for the restructuring were approximately $1,181,000, of which approximately $413,000 was recorded against additional paid-in capital and the remaining portion reduced the “Gain on debt restructuring” in the consolidated statement of operations.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

2011 Restructuring

During the first quarter of fiscal 2011, MGHC entered into a transaction that resulted in the extinguishment of the Subordinated Mezzanine Loan and the related accrued interest in exchange for stock and warrants, and the extension of the maturity of the remaining indebtedness, which after the transaction, consisted of the Senior Term Loan and the Senior Revolving Credit Facility.  As part of the transaction, MGHC cancelled all outstanding stock and authorized the issuance of new MGHC shares.  Additionally, a total $13,225,000 of additional capital was contributed related to the issuance of MGHC stock during the year.

On January 31, 2011, MGHC entered into several amendments to credit agreements relating to its Senior Term Loan, its Senior Revolving Credit Facility and Subordinated Mezzanine Loan.  Those amendments, among other things, allowed shareholders to contribute additional equity to fund ongoing operating expenses, waived certain financial covenants for a period in 2011, replacing them with updated financial covenants, and extended the maturity dates for both the Senior Term Loan and the Senior Revolving Credit Facility to June 30, 2014.

Subordinated Mezzanine Loan lenders entered into agreements through which they exchanged their outstanding debt which consisted of a loan having a principal balance of $20 million and related accrued interest for 400,000 shares of stock of MGHC and 500,000 stock warrants of MGHC.  Shareholders contributed $10,125,000 of additional equity in exchange for 1,012,500 shares of MGHC stock.  The warrants can be exercised at a price of $10 per share until the expiration date of January 31, 2012.

On March 25, 2011, the Board of Directors of MGHC authorized and approved the sale of 300,000 shares of common stock for a purchase price of $10 per share to Freeman Spogli and on April 1, 2011, authorized the sale of 10,000 shares of common stock for a purchase price of $10 per share to management.

Senior Revolving Credit Facility

As of the beginning of fiscal 2009, the Company had a $13 million Senior Revolving Credit Facility with a maturity date of August 2, 2011.  Effective July 17, 2009, the Company paid approximately $6,385,000 of the outstanding balance, the lenders extinguished approximately $2,657,000 of the outstanding balance, and MGHC issued 211,715 shares of common stock at $1 per share to the lenders as payment for the remaining balance.  The portion of debt that was extinguished was recorded in the “Gain on debt restructuring” in the consolidated statement of operations.  Various terms of the facility were changed to reduce the availability to $9 million and extend the maturity date to June 29, 2012.

During the first quarter of fiscal 2011, the Company entered into an amendment which, among other things, extended the maturity to June 30, 2014.  As a result of the series of assets sales during the fourth quarter of fiscal 2011, the credit facility was reduced from $9 million to $6.8 million as of December 31, 2011.  The Senior Revolving Credit Facility requires quarterly interest payments, which are determined as the base rate (prime or LIBOR rates) plus an applicable margin, as defined in the agreement.  The interest rate was 5.3% as of December 31, 2011 and January 1, 2011.  Total borrowings under the Senior Revolving Credit Facility as of December 31, 2011 were $200,000 while total availability was $6.6 million.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Senior Term Loan

As of the beginning of fiscal 2009, the Company had a $50 million Senior Term Loan with varying quarterly principal payments and a balloon payment at maturity on August 2, 2011.  Effective July 17, 2009, the Company paid approximately $4,371,000 of the outstanding balance and the lenders extinguished approximately $10,339,000 of the outstanding balance, which resulted in a Senior Term Loan balance of approximately $19,984,000.  ASC 470-60, Troubled Debt Restructurings by Debtors, requires a reduction in the principal balance of the loan when the debt balance is greater than the total future cash payments (defined as principal plus interest) under the new terms.  The application of ASC 470-60 resulted in estimated future interest payments of approximately $4,996,000 which were reflected on that balance sheet at that time.  Various terms of the Senior Term Loan were also changed, which included reduced quarterly principal payments, a different calculation method for interest and the extension of maturity date to June 29, 2012.

On January 31, 2011, the Senior Term Loan was amended which, among other things, allowed shareholders to contribute additional equity to fund ongoing operating expenses, waived certain financial covenants for a period in 2011, replacing them with updated financial covenants and extended the maturity date to June 30, 2014.  During the fourth quarter of fiscal 2011, amendments were executed in connection with the sales of the discontinued operations (see Note 3) which resulted in the Company paying approximately $3,493,000 of the outstanding balance and reducing quarterly principal payments.  The amended Senior Term Loan requires quarterly principal payments of approximately $42,000 starting from March 31, 2012, with a balloon payment of approximately $19,477,000 plus any unpaid interest at maturity on June 30, 2014.  Interest is payable quarterly and is determined as LIBOR or Alternative Base Rate plus applicable margin and an additional 3% cash interest plus 3% paid-in-kind interest or 1% cash interest and 6% paid-in-kind interest.  In October 2010, the Company elected to decrease its cash interest to 1% and increase its paid-in-kind interest to 6%.  The effective interest rate was 7.5% and 7.8% at January 1, 2011 and December 31, 2011, respectively.

The Senior Term Loan also requires that mandatory prepayments shall become due based on the Company’s “Excess Cash Flow”, as defined in the agreement, beginning in fiscal 2011.

As of January 1, 2011 and December 31, 2011, the Company has approximately $19,784,000 and $16,141,000 principal balance plus approximately $1,001,000 and $2,274,000 of accrued paid-in-kind interest, respectively.  The remaining portion of future interest payments under ASC 470-60 is approximately $3,345,000 and $1,811,000 as of January 1, 2011 and December 31, 2011, respectively.

Subordinated Mezzanine Loan

As of December 27, 2008, the Mezzanine Loan due to shareholders of MGHC was an interest-only loan with a balloon payment of principal on August 1, 2012.  The annual interest rate was fixed at 13.25%, until April 2008 when it changed to 16.25% payable in kind.  Effective July 17, 2009, the lenders extinguished approximately $38,334,000 of the outstanding balance and MGHC issued 4,725,475 shares of common stock at $1 per share to the lenders as payment for a portion of the balance, which resulted in a $20 million Mezzanine Loan.  The annual paid-in-kind interest rate was reduced to 11% and the maturity date was extended to December 31, 2012.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

ASC 470-60 requires a reduction in the principal balance of the loan when the debt balance is greater than the total future cash payments (defined as principal plus interest) under the new terms.  The application of ASC 470-60 resulted in estimated future interest payments of approximately $9,040,000 and a reduction of the debt balance by approximately $29,294,000, of which the Freeman Spogli amount of approximately $2,929,000 was recorded as additional paid-in capital on the consolidated statement of stockholders’ deficit and the remaining amount of approximately $26,364,000 was recorded in the “Gain on debt restructuring” in the consolidated statement of operations.  As of January 1, 2011, the Company had a $20 million principal balance plus approximately $3,374,000 of accrued paid-in-kind interest.  The remaining portion of future interest payments under ASC 470-60 was approximately $5,665,000 as of January 1, 2011.

On January 31, 2011, the lenders extinguished the balance of the Mezzanine Loan and the accrued interest in exchange for 400,000 shares of stock of MGHC and 500,000 stock warrants of MGHC.  In accordance with ASC 470, approximately $29,040,000, representing the difference between the value of the equity received and the carrying value of the debt, was recorded as additional paid-in capital on the consolidated statement of stockholders’ deficit.

All of the Company’s assets are pledged as collateral under the Senior Revolving Credit Facility, Senior Term Loan and Subordinated Mezzanine Loan, and the Company is subject to compliance with certain covenants, including minimum liquidity levels and maximum capital purchases, as defined in each of the facilities.

Convertible Promissory Note

The $15 million Convertible Promissory Note with Freeman Spogli had a fixed interest rate of 18.25% and was computed on a quarterly basis.  All accrued interest was added to the principal amount of the note. The maturity date was February 2, 2013.  At December 27, 2008, the principal balance of the Convertible Promissory Note included approximately $1,233,000 of accrued paid in kind interest.  Effective July 17, 2009, Freeman Spogli extinguished the debt, which was recorded as additional paid-in capital on the statement of stockholders’ deficit for approximately $17,748,000.

As of December 31, 2011, total long-term debt is scheduled to mature in future fiscal years as follows (amounts in thousands):

2012	$449
2013	216
2014	19,761

$20,426

Note 8.                    Fair Value Measurements

Certain assets and liabilities are accounted for at fair value on either a recurring or non-recurring basis.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market.  These levels are:

Level 1 — Observable inputs — quoted prices in active markets for identical assets and liabilities;

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Level 2 — Observable inputs other than the quoted prices in active markets for identical assets and liabilities — includes quoted prices for similar instruments, quoted prices for identical or similar instruments in inactive markets, and amounts derived from valuation models where all significant inputs are observable in active markets; and

Level 3 — Unobservable inputs — includes amounts derived from valuation models where one or more significant inputs are unobservable and require us to develop relevant assumptions.

In accordance with ASC 360, the Company reviewed its real estate portfolio for impairment, focusing on operations with negative cash flow, particularly in markets where the economic recovery has been slower.  Future cash flows are projected for the remaining lease life to estimate the fair value of the assets.  The Company primarily used a discounted cash flow valuation model, incorporating projections of future cash flow which considered such factors as discount rates, future sales levels, gross margins, and other expenses as well as the overall operating environment specific to the location were compared to the carrying value of the assets.  These factors are considered Level 3 inputs within the fair value hierarchy.  No impairment of assets was recorded in fiscal 2009. Of the 350 stores open as of the end of fiscal 2010, the Company identified 75 stores as having carrying amounts associated store assets that were not expected to be recoverable resulting in an impairment charge of approximately $1,067,000.  Of the 194 stores open as of the end of fiscal 2011, fifteen stores were identified as having carrying values that were in excess of the expected future cash flows.  As a result, an impairment charge of approximately $138,000 was recorded.

The Company reviewed its trade names for impairment in fiscal 2011.  The Company primarily used discounted cash flow valuation models, incorporating projected revenues to estimate the fair value of the trade names.  Projections of future revenues as well as discount rates commensurate with the risks involved relating to the relevant underlying asset are considered Level 3 inputs within the fair value hierarchy.  As a result, an impairment charge of approximately $19,049,000 was recorded.  No impairment was recorded in fiscal 2009 or 2010.

The following table represents assets reported on the consolidated balance sheets at their fair value on a nonrecurring basis as of December 31, 2011 and January 1, 2011 by level within the fair value measurement hierarchy (amounts in thousands):

	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Items	Inputs	Inputs	Total
	(Level 1)	(Level 2)	(Level 3)	Losses

January 1, 2011:
Property and equipment of impaired stores	$—	$—	$—	$1,067

December 31, 2011:
Property and equipment of impaired stores	$—	$—	$—	$138
Trade names	—	—	18,862	19,049

	$—	$—	$18,862	$19,187

During the thirteen-week periods ended April 2, 2011 and March 31, 2012, there were no events or changes in circumstances indicating the carrying amounts of our long-lived assets may not be recoverable.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9.                    Commitments and Contingencies

The Company leases all of its store, warehouse and office facilities pursuant to non-cancelable operating leases that expire at various times through 2022 as of December 31, 2011.  Future minimum lease payments under the operating leases in future fiscal years are as follows (amounts in thousands):

2012	$20,958
2013	14,530
2014	9,040
2015	6,511
2016	4,555
Thereafter	5,644

$61,238

The total future minimum lease payments exclude expense reimbursements to lessors, as well as contingent rentals, which are based upon sales volume.  For fiscal 2010 and 2011, contingent rentals were insignificant.  Lease agreements frequently require the Company to pay utilities, taxes, insurance and maintenance related to the property.  Rent expense was approximately $45,059,000, $45,602,000 and $37,220,000 for fiscal 2009, 2010 and 2011, respectively, and $12,516,000 and $6,820,000 for the thirteen weeks ended April 2, 2011 and March 31, 2012, respectively.

In December 2005, the Company sold the net assets of 32 stores in its Chicago region.  Substantially all of the Company’s leases on these stores were assigned to the buyer.  As part of the lease assignments, the Company has not been released from its obligations under the lease, and both the buyer and the Company are jointly and severally liable for the obligations of the buyer under the terms of the lease.  As of December 31, 2011, the Company was jointly and severally liable for 11 leases with remaining lease commitments of approximately $3,582,000 related to these stores.  These leases have expiration dates continuing into 2015.

During 2011, in a series of two transactions, the Company sold the assets of its operations in the St. Louis, Minneapolis and Atlanta markets as well as the assets associated with its operations in the Northeastern section of the United States.  All leases associated with the stores and distribution centers were assigned to the buyers.  As part of the lease assignments, the Company has not been released from its obligations under the lease, and both the buyers and the Company are jointly and severally liable for the obligations of the buyers under the terms of the lease.  As of December 31, 2011, the Company was jointly and severally liable for 127 leases with remaining lease commitments of approximately $28,664,000 related to these locations.  These leases have expiration dates continuing into 2019.

Deferred rent of approximately $7,979,000 and $4,009,000 has been recorded on the consolidated balance sheets as of January 1, 2011 and December 31, 2011, respectively, to account for rent expenses on a straight-line basis over the lease term, where lease payments vary.

The Company is involved in various other claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.             Income Taxes

For fiscal 2009, 2010 and 2011, the components of the provision for (benefit from) income taxes from continuing operations were as follows (amounts in thousands):

	Fiscal	Fiscal	Fiscal
	2009	2010	2011

Current tax expense (benefit):
Federal	$(1,626)	$9	$—
State	144	131	149
Deferred tax expense (benefit):
Federal	401	(73)	(6,305)
State	62	(3)	(561)

	$(1,019)	$64	$(6,717)

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at January 1, 2011 and December 31, 2011, are presented below (amounts in thousands):

	Fiscal	Fiscal
	2010	2011

Deferred tax assets:
Deferred rent	$886	$17
Accruals and other current liabilities	726	569
Property and equipment	2,255	808
Net operating loss	7,510	17,494
Goodwill	1,049	—
	12,426	18,888
Less valuation allowance	(12,314)	(18,797)
Total deferred tax asset	112	91

Deferred tax liabilities:
Prepaid and other	112	91
Intangible assets	16,860	6,826
Goodwill	—	5,445
Total deferred tax liability	16,972	12,362

Net deferred tax liability	$(16,860)	$(12,271)

At December 31, 2011, the Company has net operating loss carryforwards for federal tax purposes of approximately $48,950,000, approximately $29,000,000 will expire in 2012 with the remainder expiring after 2030.  During the years ended January 1, 2011 and December 31, 2011, the Company recorded a valuation allowance of approximately $12,314,000 and $18,797,000, respectively, on the deferred tax assets to reduce the total amount that is more likely than not to be realized.

The effective tax rate from continuing operations was (14.5%), (0.4%) and 26.4%, for fiscal 2009, 2010 and 2011, respectively.  These effective tax rates differed from the statutory federal rate primarily due to the state taxes, non-deductible expenses (which primarily consist of debt forgiveness and stock option cancellation in fiscal 2009) and changes in the valuation allowance.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The effective tax rate was (3.8%) and (7.4%) for the thirteen weeks ended April 2, 2011 and March 31, 2012 respectively. These effective tax rates differed from the statutory federal rate primarily due to a result of changes in the valuation allowance and state income taxes.

Note 11.             Share-Based Compensation

Stock Options

Prior to fiscal 2011, options were issued to officers and key employees of the Company pursuant to a stock option plan approved by the MGHC board of directors on October 26, 2006.  The Plan authorized grants of options to purchase up to 1,500,000 shares of authorized but unissued common stock.  Stock options could be granted with an exercise price greater than or equal to fair market value at the date of grant.  Options granted under the Plan became exercisable in five equal annual installments starting one year from the grant date and expired ten years from the date of grant.  As of the beginning of fiscal 2009, a total of 796,786 options were issued and outstanding.  Effective July 17, 2009, MGHC accelerated the vesting of the remaining unvested options which resulted in the remaining unrecognized compensation expense of approximately $1,718,000 being recognized in fiscal 2009.  Subsequently, all stock options were cancelled and the Plan was terminated.  No options were issued and outstanding during fiscal 2010 and no expense was recorded during the period.

In March 2011, MGHC adopted a stock option plan (the Plan) pursuant to which MGHC’s board of directors may grant stock options to officers and key employees of the Company.  The Plan authorizes grants of options to purchase up to 250,000 shares of authorized but unissued common stock.  Stock options can be granted with an exercise price greater than or equal to fair market value at the date of grant.  Options granted under the Plan will become exercisable in installments as established by the Committee with respect to each specific grant and expire not more than ten years from the date of grant.  Options may be granted for up to ten years from the Plan’s adoption date.

During 2011, the Company issued 158,300 options having an exercise price of $10 per share.  Options vest annually in three equal tranches and have a ten-year life.

At December 31, 2011, there were 92,700 additional shares available for MGHC to grant under the plan.  The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model.  The following weighted average assumptions were utilized for the fiscal 2011 grants:

Valuation assumptions:
Expected volatility	55%
Expected term in years	5
Risk-free interest rate	1.5% - 2.1%
Dividend yield	0%

MGHC uses historical volatility of similar public companies to estimate expected volatility.  MGHC uses historical and expected data to estimate terms of the options.  The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

A summary of option activity under the Plan as of December 31, 2011 is as follows:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Remaining
	Shares	Price	Term

Balance, January 1, 2011	—	—	—
Granted	158,300	$10.00	9.3 years
Forfeited	(15,300)	$10.00	—

Balance, December 31, 2011	143,000	$10.00	9.3 years

Expected to vest, December 31, 2011	142,470	—	9.3 years

Exercisable, December 31, 2011	—	—	—

For fiscal 2011, the weighted average grant date fair value of options granted was $4.89 per share.

In fiscal 2011, the Company recorded share-based compensation expense of approximately $181,000.  At December 31, 2011, there was approximately $564,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan, which is expected to be recognized over a weighted average period of three years.

MGHC currently uses authorized and unissued shares to satisfy share award exercises.

Deferred Shares

Effective August 2, 2006, MGHC, through a wholly owned subsidiary, acquired all of the outstanding common stock of Mattress Giant Holding Corporation and Subsidiaries in a business combination.  Prior to the consummation of this transaction, the Company entered into Change of Control Bonus Agreements with 67 employees and Equity Based Award Agreements with two employees (collectively, the Agreements) which provided that upon a change of control, as defined in the agreements, the employee is entitled to: (i) a cash award equal to a stated dollar value, and (ii) a share-based payment award called a “deferred share award” that provides the employee with the right to receive a variable number of shares equal to a stated dollar value divided by the fair market value of MGHC common stock (as determined by the Board of Directors) immediately following the consummation of change in control.  This right to receive shares will be settled by the issuance of actual fully vested shares of stock of MGHC upon (i) employee’s separation from the company, (ii) employee’s death or disability, or (iii) acquisition of MGHC.  The option to repurchase the shares for cash at a later date is solely at the discretion of MGHC.  There were no deferred shares purchased by the Company during fiscal 2009.  Effective July 17, 2009, MGHC completed a 1:1,000,000 reverse stock split, and as a result, there will be no significant future payments.

Note 12.             Employee Benefit Plan

401(k) Plan

The Company sponsors the Mattress Giant 401(k) Retirement Plan (the 401(k) Plan).  All employees who have completed at least 75 days of employment are eligible to enroll in the 401(k) Plan. The Company matched 25% of the first 6% that each employee contributes.  The Company paid approximately

MGHC Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

$231,000 and $241,000 during fiscal 2009 and 2010, respectively. During fiscal 2011, the Company discontinued matching employees’ contributions to the 401(k) Plan.

Note 13.             Subsequent Events

On April 9, 2012, Mattress Firm, Inc. entered into a Stock Purchase Agreement with the shareholders of MGHC pursuant to which Mattress Firm, Inc. has agreed to acquire all of the issued and outstanding shares of capital stock of MGHC.  The purchase price payable by Mattress Firm, Inc. for such shares pursuant to the terms of the Stock Purchase Agreement is approximately $47 million in cash, subject to working capital and other purchase price adjustments.  The Stock Purchase Agreement contains customary representations, warranties and covenants.  MGHC is obligated to indemnify Mattress Firm, Inc., among other things, for certain existing liabilities of the Company.  In addition, subject to certain limitations, each party has agreed to indemnify the other parties for breaches of representations, warranties and covenants, and other specified matters.  A portion of the purchase price will be deposited into escrow to serve as an exclusive source of recovery for certain indemnification obligations and specified purchase price adjustments.

On May 2, 2012, the transaction closed under substantially the same terms as contemplated by the Stock Purchase Agreement.

Management evaluates events or transactions that occur after the balance sheet date for potential recognition or disclosure in the financial statements.  Management has considered subsequent events through June 29, 2012, the date on which the financial statements were issued.